Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

First Focus Funds:

We consent to the use of our report dated May 28, 2009 for the First Focus Funds, incorporated by reference herein, and to the references to our firm under the headings “First Focus Funds Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

July 28, 2009